EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement (Form S-1 No. 333-193476) and related prospectus of JGWPT Holdings Inc. for the registration of 1,707,438 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements of JGWPT Holdings Inc. (prior to November 14, 2013, J.G. Wentworth, LLC and Subsidiaries), included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

March 31, 2014